Exhibit 99.1

Super Micro Computer Inc. Provides Fourth Quarter Financial Update and Schedules Conference Call and Webcast for Final Fourth Quarter Fiscal 2012 Financial Results

SAN JOSE, Calif., July 19, 2012 (BUSINESS WIRE) -- Super Micro Computer, Inc. (NASDAQ:SMCI), the leader in server technology innovation and green computing, today provided preliminary information regarding its financial results for the fourth fiscal quarter ended June 30, 2012.
The Company also announced that it will release final fourth quarter fiscal 2012 financial results on Tuesday, August 7, 2012, immediately after the close of regular trading, followed by a teleconference beginning at 2:00 p.m. (Pacific Time).
The Company now anticipates that it will report revenue for its fourth quarter of fiscal 2012 of approximately $275 million. This compares to the Company's previous guidance range of $280 to $310 million.
Non-GAAP gross margin is expected to be in the mid 15% range. Gross margin was lower principally due to the big price drop for hard disk drive of which we had excess stock.
The Company anticipates that it will report non-GAAP operating expenses for the fourth fiscal quarter between $1.7 million and $1.9 million higher than for the third fiscal quarter. The increase was primarily due to additional sales and marketing expenses to promote new product launches as well as R&D expenses for new product development.
The Company also anticipates that its non-GAAP earnings per share will be in a range of $0.18 to $0.19. This compares to the Company's previous guidance of a range of $0.27 to $0.32.
“Although we achieved record high revenues for the June quarter and for the fiscal year, steep HDD price declines during the quarter and higher expenses for R&D related to new product optimization and for market promotion impacted our net profit significantly in the short term.” said Charles Liang, Chairman and CEO. “Our new product lines for Sandybridge are the strongest product offering in the market and now we have created our new Fat Twin architecture product line which will be in production this quarter with the highest computing density and efficiency allowing much better datacenter Power Usage Effectiveness. We believe that we are well positioned to continue our strong growth and steadily improve our financial performance over the next several quarters. We will provide more details on the earnings call.”

Conference Call/Webcast Information for August 7, 2012
Supermicro will hold a teleconference to announce its final fourth fiscal quarter financial results on August 7, 2012, beginning at 2 p.m. (Pacific Time). Those wishing to participate in the conference call should call 1-800-263-8506 (international callers dial 1-719-325-2392) a few minutes prior to the call's start to register. A replay of the call will be available through 11:59 p.m. (Eastern Time) on Tuesday, August 21, by dialing 1-877-870-5176 (international callers dial 1-858-384-5517) and entering replay PIN 4481991.

Those wishing to access the live or archived webcast via the Internet should go to the Investor Relations tab of the Supermicro website at www.supermicro.com.

About Super Micro Computer, Inc.
Supermicro, the leader in server technology innovation and green computing, provides customers around the world with application-optimized server, workstation, blade, storage and GPU systems. Based on its advanced Server Building Block Solutions, Supermicro offers the most optimized selection for IT, datacenter and HPC deployments. The Company's system architecture innovations include the Twin server, Double-Sided Storage™ and SuperBlade® product families. Offering the most comprehensive product lines in the industry, Supermicro provides businesses of all sizes with energy-efficient, earth-friendly solutions that deliver unmatched performance and value. Founded in 1993, Supermicro is headquartered in Silicon Valley with worldwide operations and manufacturing centers in Europe and Asia. For more information, visit www.supermicro.com.
Supermicro, Server Building Block Solutions, and SuperBlade are registered trademarks and Double-Sided Storage is a trademark of Super Micro Computer, Inc.  All other trademarks are the property of their respective owners.

SMCI-F

Investor Relations Contact:
Perry G. Hayes
SVP, Investor Relations
Super Micro Computer, Inc.
(408) 895-6570
PerryH@supermicro.com